Exhibit 12.1

                               OMNICOM GROUP INC.
                       Ratio of Earnings to Fixed Charges
                                    1992-1997
                                    ($000's)

                                                                                                         1996       1997
                                             1992        1993        1994        1995         1996      Q3 YTD     Q3 YTD
                                             ----        ----        ----        ----         ----      -------    -------
Earnings as defined:
Profit before tax as reported .......     $116,196     $121,678    $188,914    $242,653     $305,231   $205,276   $260,614
Add: Dividends from affiliates ......        5,833        6,357       7,838      15,146       15,442     10,167      6,386
   Interest expense .................       51,390       47,105      40,485      43,271       34,067     26,745     30,923
   Interest factor re: rentals
   (as calculated below) ............       44,106       49,888      50,851      56,357       67,023     50,251     57,910
                                          --------     --------    --------    --------     --------   --------    -------
Total earnings ......................     $217,525     $225,028    $288,088    $357,427     $421,763   $292,439   $355,833
                                          ========     ========    ========    ========     ========   ========    =======
Fixed charges as defined:
Interest expense (1) ................     $ 51,390     $ 47,105    $ 40,485    $ 43,271      $34,067  $  26,745  $  30,923
Interest factor re: rentals
   (as calculated below) ............       44,106       49,888      50,851      56,357       67,023     50,251     57,910
                                          --------     --------    --------    --------     --------   --------    -------
Total fixed charges .................     $ 95,496     $ 96,993    $ 91,336    $ 99,628     $101,090  $  76,996   $ 88,833
                                          ========     ========    ========    ========     ========   ========    =======
Ratio of earnings/
   Fixed charges ....................         2.28         2.32        3.15        3.59         4.17       3.80       4.01

Total rent ..........................      132,317      149,664     152,553     169,072      201,069    150,752    173,731
Interest factor (1/3 of total) ......       44,106       49,888      50,851      56,357       67,023     50,251     57,910

Notes:

1) Amortization of debt issuance costs and put premiums are included in interest expense.